UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2008

Oncolin Therapeutics, Inc.

  (Exact name of registrant as specified in its charter)

Nevada	001-50541	88-0507007
(State or other jurisdictionof incorporation)	(CommissionFile Number)	(I.R.S. EmployerIdentification No.)

6750 West Loop South, Suite 790, Bellaire, TX		77401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(832) 426-7907

Not Applicable
 ______________________________________________
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

    On April 1, 2008, Oncolin Therapeutics, Inc. (the "Company"), entered into an exclusive right to license agreement (the “Agreement”) with the Pharmaceutical Research Institute of Poland (“PRI”) covering certain patents concerning the composition and use of Genistein analogs for cancer treatment.   The Agreement provides the Company with an exclusive worldwide right to license patents and patent applications covering composition and/or use of Genistein analogs for cancer treatment for a period of nine months from the date of receipt of the compounds for testing by the Company.  The Company is obligated to pay PRI $4,000 per patent.  The agreement covers a total of four patents and patent applications.  An additional six month extension may be granted in exchange for a payment to PRI of $8,000 per patent.  In addition, PRI will supply compounds to the Company for in vitro evaluation for a fee not to exceed $5,000.

    If the Company desires to license the patents, the license terms would include milestone payments of $100,000 upon the successful completion of a Phase I/II clinical trial; a payment of $400,000 upon the successful completion of a Phase II clinical trial; and, a payment of $900,000 upon approval of a New Drug Application by the FDA.

    The Agreement also grants an exclusive commercial supply agreement to PRI for a minimum of 70% of the drug substance and full exclusivity for the European market, provided that PRI has a GMP facility with the required manufacturing capacity.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

 The list of exhibits called for by this Item is incorporated by reference to the Index to Exhibits filed with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncolin Therapeutics, Inc.

April 4, 2008	By:	Steven M. Plumb
Steven M. Plumb
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Exclusive Right to License Agreement, dated April 1, 2008
99.1	Press Release, dated April 1, 2008